Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports First Quarter Fiscal 2024 Results
Net Income of $3.4 Million

Albany, N.Y. – November 6, 2023 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three months ended September 30, 2023, which is the first quarter of Pioneer’s fiscal year ended June 30, 2024.

Net income for the three months ended September 30, 2023 was $3.4 million, or $0.14 per share, as compared to $5.2 million, or $0.21 per share for the three months ended September 30, 2022.

Highlights

●	Net interest income of $15.9 million for the three months ended September 30, 2023 was up $1.2 million or 8.3% from the three months ended September 30, 2022.
●	Net interest margin of 3.76% for the three months ended September 30, 2023 was up 53 basis points from the three months ended September 30, 2022.
●	Net loans receivable of $1.20 billion at September 30, 2023 was up $59.3 million, or 5.2%, from $1.14 billion at June 30, 2023.
●	Deposits of $1.64 billion at September 30, 2023 were up $97.0 million, or 6.3%, from $1.54 billion at June 30, 2023.
●	The acquisition of Hudson Financial LLC was completed on July 13, 2023. The acquisition expanded Pioneer’s wealth management business into the Hudson Valley Region of New York and increased Pioneer’s assets under management to more than $1 billion.

Thomas Amell, President and CEO stated, “First quarter results were solid from a financial performance standpoint and from the perspective of advancing our strategy of being “More Than a Bank” for our customers. Pioneer’s financial results reflect the benefit from growth in our loan portfolio and net interest income although financial results were pressured by certain elevated expenses as compared to the corresponding quarter in the prior year. We also completed the acquisition of Hudson Financial LLC during the quarter, welcoming the new customers and employees to Pioneer. We believe Pioneer’s diversified customer base, in combination with our capital position and liquidity profile at September 30, 2023, along with our focus to develop and deepen customer relationships through our strategy of being “More Than a Bank” provide a solid base for future business opportunities and growth.”

Total consolidated assets were $1.96 billion at September 30, 2023, primarily consisting of $1.20 billion of net loans receivable, $412.3 million of securities available for sale and $216.5 million of cash and cash equivalents. Consolidated deposits totaled $1.64 billion at September 30, 2023, and the deposit base was well diversified across customer segments, consisting of approximately 45% retail, 21% commercial and 34% municipal customer relationships. Estimated uninsured deposits, net of collateralized deposits, represented 14% of total deposits at September 30, 2023. Total shareholders’ equity was $271.8 million at September 30, 2023.

Selected highlights at and for the three months ended September 30, 2023 are as follows:

Net Interest Income and Margin

Net interest income increased $1.2 million, or 8.3%, to $15.9 million for the three months ended September 30, 2023 compared to $14.7 million for the three months ended September 30, 2022. The increase in net interest income was primarily due to the increase in the average yield of interest-earning assets of 145 basis points to 4.79% for the three months ended September 30, 2023, compared to 3.34% for the three months ended September 30, 2022.

Interest income increased $5.0 million, or 32.7%, to $20.2 million for the three months ended September 30, 2023, from $15.2 million for the three months ended September 30, 2022. The increases in interest income for the three months ended September 30, 2023 were driven by a significant increase in variable rate loan yields and yields on interest-earning deposits with banks due to rising market interest rates, as well as due to market related increases in interest rates on new loans and securities.

Interest expense increased $3.7 million, or 723.6%, to $4.3 million for the three months ended September 30, 2023 from $518,000 for the three months ended September 30, 2022. The average cost of interest-bearing liabilities increased by 147 basis points to 1.66% for the three months ended September 30, 2023, compared to 0.19% for the three months ended September 30, 2022. The average cost of interest-bearing liabilities increased for the three months ended September 30, 2023 due to the impact of the Federal Reserve Board raising the Federal Funds target rate throughout calendar year 2022 and into calendar year 2023. We continue to monitor the effects the increases in market rates are having on deposit rates and we anticipate the impact will lead to a continued increase in rates on interest-bearing liabilities and pressure on our net interest margin over the next few quarters.

Net interest margin increased 53 basis points to 3.76% for the three months ended September 30, 2023, compared to 3.23% for the three months ended September 30, 2022.

CECL Adoption

Pioneer adopted Accounting Standards Update 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” referred to as the current expected credit losses (CECL) accounting standard, on July 1, 2023. As a result of the day-one CECL adjustment, Pioneer recognized a $2.3 million decrease to the allowance for credit losses, a $1.6 million increase to the reserve for unfunded loan commitments, and a $507,000 increase to retained earnings, net of $180,000 in deferred income taxes, compared to fiscal year end June 30, 2023.

Asset Quality and Provision for Credit Losses on Loans

Non-performing assets were $14.4 million, or 0.73% of total assets, at September 30, 2023, compared to $17.7 million, or 0.96% of total assets, at June 30, 2023 and $12.1 million, or 0.58% of total assets, at September 30, 2022.

The allowance for credit losses on loans was $21.1 million at September 30, 2023 and $22.6 million at September 30, 2022, representing 1.72% and 2.17% of total loans outstanding, respectively.

Net charge-offs were $5,000, or an annualized 0.00% of average loans, for the three months ended September 30, 2023 compared to net charge-offs of $75,000, or an annualized 0.03% of average loans, for the three months ended September 30, 2022.

The provision for credit losses was $750,000 for the three months ended September 30, 2023 as compared to $120,000 for the three months ended September 30, 2022.  The provision for credit losses for the three months ended September 30, 2023 was primarily due to growth in the loan portfolio.

Noninterest Income and Noninterest Expense

Noninterest income of $3.6 million for the three months ended September 30, 2023 decreased $231,000, or 6.1%, as compared to $3.8 million for the three months ended September 30, 2022. Noninterest income decreased primarily from a decrease in bank-owned life insurance income of $517,000, offset in part by an increase in insurance and wealth management services income of $247,000. The decrease in bank-owned life insurance income was primarily due to recognition of a death benefit in the prior year period. The increase in insurance and wealth management services income was primarily due to the acquisition of Hudson Financial LLC which expanded Pioneer’s wealth management business into the Hudson Valley Region of New York.

Noninterest expense of $14.4 million for the three months ended September 30, 2023 increased $2.5 million, or 21.4%, as compared to $11.9 million for the three months ended September 30, 2022. The increase was primarily due to an increase in professional fees of $1.8 million and an increase in salaries and employee benefits expense of $331,000. Professional fees increased due to legal fees and expenses. Salaries and employee benefits expense increased due to compensation expense from annual merit increases.

Income Taxes

Income tax expense decreased $367,000 to $890,000 for the three months ended September 30, 2023 as compared to $1.3 million for the three months ended September 30, 2022 primarily due to a decrease in income before income taxes. Our effective tax rate was 20.7% for the three months ended September 30, 2023 compared to 19.4% for the three months ended September 30, 2022. The increase in effective tax rate was due to a decrease in tax-exempt income.

Balance Sheet Summary

Total assets of $1.96 billion at September 30, 2023 increased $107.2 million, or 5.8%, from $1.86 billion at June 30, 2023. The increase was due primarily to an increase of $66.1 million, or 43.9%, in cash and cash equivalents and an increase of $59.3 million, or 5.2% in net loans receivable, offset in part by a decrease of $19.4 million, or 4.5%, in securities available for sale as we continued to shift the composition of interest-earning assets from securities available for sale to net loans receivable.

Net loans receivable of $1.20 billion at September 30, 2023 increased $59.3 million, or 5.2%, from $1.14 billion at June 30, 2023. The increase in net loans receivable was primarily as a result of growth in the residential mortgage loan portfolio which increased by $69.1 million.  Commercial and industrial loans increased by $10.0 million, commercial construction loans increased by $5.6 million, and home equity loans and lines of credit increased by $5.4 million. These increases were partially offset by a decrease in commercial real estate loans of $14.9 million, and a decrease in consumer loans of $10.3 million.

Securities available for sale of $412.3 million at September 30, 2023 decreased $19.4 million, or 4.5%, from $431.7 million at June 30, 2023. The decrease was primarily due to maturities of $45.1 million, offset in part by purchases of U.S. Government and agency obligations and municipal obligations of $23.9 million and a decrease in net unrealized losses of $1.4 million during the three months ended September 30, 2023.

Deposits of $1.64 billion at September 30, 2023 increased $97.0 million, or 6.3%, from $1.54 billion at June 30, 2023.  By deposit category, non-interest bearing demand accounts increased by $81.8 million, money market accounts increased by $14.2 million, certificates of deposit increased by $11.6 million, and demand accounts increased by $7.6 million, partially offset by a decrease in savings accounts of $18.2 million. The increase in non-interest-bearing demand accounts and money market accounts was primarily related to growth in municipal deposits due to seasonality. The increase in certificates of deposit was primarily related to a migration of funds from savings and other lower rate interest-bearing accounts, partially offset by a decrease in brokered deposits. The effects of the Federal Reserve Board’s rapidly tightening monetary policy, inflation, and higher rate alternatives continued to have an impact on deposit balances in the first fiscal quarter of 2024.

Shareholders’ equity of $271.8 million at September 30, 2023 increased $5.1 million, or 1.9%, from $266.7 million at June 30, 2023 primarily as a result of net income of $3.4 million, a decrease in accumulated other comprehensive loss of $1.0 million and the net increase of $507,000 related to the day-one CECL adjustment during the three months ended September 30, 2023. Pioneer Bank has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.39% at September 30, 2023.

About Pioneer

Pioneer Bancorp, Inc. (NASDAQ: PBFS), is a bank holding company whose wholly owned subsidiary is Pioneer Bank. Pioneer provides diversified financial services through Pioneer Bank and its subsidiaries, with 23 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. Pioneer Bank is a New York State chartered savings bank whose wholly owned subsidiaries are Pioneer Commercial Bank, Anchor Agency, Inc. and Pioneer Financial Services, Inc. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2023, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	September 30,	June 30,
	2023	2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$1,963,407	$1,856,191
Cash and cash equivalents	216,544	150,478
Securities available for sale	412,275	431,667
Securities held to maturity	23,908	23,949
Equity securities	2,493	2,413
Federal Home Loan Bank stock	1,234	1,196
Net loans receivable	1,203,504	1,144,169
Bank-owned life insurance	16,266	16,322
Premises and equipment, net	41,455	41,617
Deposits	1,638,835	1,541,851
Shareholders' equity	271,771	266,700

	For the Three Months Ended
	September 30,
	2023	2022

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$20,156	$15,192
Interest expense	4,266	518
Net interest income	15,890	14,674
Provision for credit losses	750	120
Net interest income after provision for credit losses	15,140	14,554
Noninterest income	3,574	3,805
Noninterest expense	14,405	11,868
Income before taxes	4,309	6,491
Income tax expense	890	1,257
Net income	$3,419	$5,234

Basic and diluted earnings per share	$0.14	$0.21
Weighted average shares outstanding	25,194,841	25,143,924

	At or For the Three Months Ended
	September 30,
	2023	2022
Performance Ratios:
Return on average assets	0.73%	1.05%
Return on average equity	5.03%	8.49%
Interest rate spread (1)	3.13%	3.15%
Net interest margin (2)	3.76%	3.23%
Non-interest expenses to average assets	3.09%	2.39%
Efficiency ratio (3)	74.01%	64.22%
Average interest-earning assets to average interest-bearing liabilities	165.40%	169.03%

Capital Ratios (4):
Average equity to average assets	14.57%	12.42%
Total capital to risk weighted assets	19.57%	18.95%
Tier 1 capital to risk weighted assets	18.31%	17.69%
Common equity tier 1 capital to risk weighted assets	18.31%	17.69%
Tier 1 capital to average assets	11.39%	9.74%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.72%	2.17%
Allowance for credit losses as a percentage of non-performing loans	146.10%	187.10%
Net charge-offs to average outstanding loans during the period	—%	0.03%
Non-performing loans as a percentage of total loans	1.18%	1.16%
Non-performing loans as a percentage of total assets	0.73%	0.58%
Total non-performing assets as a percentage of total assets	0.73%	0.58%

Other:
Number of offices	23	22
Number of full-time equivalent employees	263	259

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.